Exhibit 10.44

INDEPENDENT RESEARCH FUNDING AGREEMENT

This Independent Research Funding Agreement (this “Agreement”) is made this 15 day of July, 2020 (the “Effective Date”) by and between: Biosight Ltd. (hereinafter referred to as “COMPANY”), address 3 Ha’yarden St., Airport City, Israel; and GFM (Groupe Francophone des MyélodysplasiES (hereinafter referred to as “INSTITUTION”), located at Service d’HématologieSéniors, Hôpital Saint Louis/ Université Paris 7, 1 avenue Claude Vellefaux/ 75010 Paris, France.

WHEREAS, COMPANY has agreed to provide funding and support to INSTITUTION and its employee Prof Pierre FENAUX (“Principal Investigator”) to conduct an independent clinical trial according to a protocol and any related amendments (the “Protocol”) entitled “A Phase 2, Open-Label, Single Arm, Multi-Center Study to Assess the Efficacy and Safety of BST-236 as a Single Agent in Adults Unfit for Intensive Chemotherapy with Relapse or Refractory Acute Myelocytic Leukemia or Higher-Risk Myelodysplastic Syndrome” (the “Study”), attached hereto as Exhibit A and incorporated herein by reference.

WHEREAS, INSTITUTION is equipped to undertake the Study under its own responsibility and under the direction of PRINCIPAL INVESTIGATOR and INSTITUTION and PRINCIPAL INVESTIGATOR have agreed to perform the Study as set forth in the Protocol and on the terms and conditions hereinafter set forth.

WHEREAS, COMPANY, INSTITUTION, and PRINCIPAL INVESTIGATOR are interested in the expansion and dissemination of scientific knowledge.

WHEREAS, COMPANY, as a condition for the funding and support of the Study, desires to bind, and INSTITUTION and PRINCIPAL INVESTIGATOR agree to be bound to the conditions of support identified herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants expressed herein, the parties agree as follows:

1.	Performance of Study

1.1	INSTITUTION and PRINCIPAL INVESTIGATOR agree to use their best efforts and professional expertise to perform the Study in accordance with the Protocol, all applicable legal and regulatory requirements, all written instructions and guidelines provided by the Company from time to time, including without limitation with respect to the storage, handling, use, administration and disposal of the Study Product, and in accordance with the terms and conditions of this Agreement. If INSTITUTION and/or PRINCIPAL INVESTIGATOR wish to modify the Protocol in any material respect, INSTITUTION and PRINCIPAL INVESTIGATOR shall notify COMPANY in advance of any such changes in writing. If these changes will affect the cost of the Study to be borne by COMPANY, INSTITUTION will submit to COMPANY a written estimate of such change in Study cost. COMPANY’s prior review and, in its sole discretion, acceptance of any such changes shall be required prior to implementation, and the status quo shall persist with respect to such matter until COMPANY’s consent is granted.

1.2	The INSTITUTION and PRINCIPAL INVESTIGATOR retain the sole and complete regulatory responsibility as the “sponsor” of the Study (in accordance with Art. 2 (e) of the 2001/20/EG guideline) and /or as defined at 21 CFR 312 and in guidance published by the Food and Drug Administration (“FDA”) and foreign equivalents, including for all purposes of this Agreement, all cognizant national, state and provincial drug and health regulatory agencies). Neither INSTITUTION nor PRINCIPAL INVESTIGATOR shall represent to any third party, including participants enrolled in the Study (“Subjects”), that COMPANY is a Study sponsor. Except for the funding and the Study Product to be provided by COMPANY under this Agreement, the PRINCIPAL INVESTIGATOR and/or INSTITUTION are responsible for providing, at their own expense, all facilities, personnel, equipment, tools and other supplies necessary to perform the Study under this Agreement and in accordance with the Protocol. Any funding provided by COMPANY may not be used to compensate anyone, including physicians, for referring potential Subjects for enrollment in the Study.

1.3	INSTITUTION and PRINCIPAL INVESTIGATOR certify that they have secured or will secure, if required, a Clinical Trial Application (CTA) as well as any other required regulatory authorizations, prior to enrolling Subjects in the Study. If a CTA or equivalent is required, the PRINCIPAL INVESTIGATOR agrees to supply COMPANY with a copy of the respective Health Authority letter that assigns the PRINCIPAL INVESTIGATOR a study/application number. For studies conducted outside the United States, PRINCIPAL INVESTIGATOR agrees to supply COMPANY with a copy of the letter authorizing the clinical trial. The COMPANY shall submit the Investigational Medicinal Product Dossier in connection with the Study to the regulator.

1.4	In the event that the PRINCIPAL INVESTIGATOR ceases to be affiliated with INSTITUTION or becomes unwilling or unable to perform the duties required by this Agreement, INSTITUTION shall provide written notice to COMPANY within three (3) days of such change. In such event, INSTITUTION will designate a new PRINCIPAL INVESTIGATOR. COMPANY shall have the right to approve any new PRINCIPAL INVESTIGATOR designated by INSTITUTION. The new PRINCIPAL INVESTIGATOR shall be required to agree to the terms and conditions of this Agreement. In the event COMPANY does not approve such new PRINCIPAL INVESTIGATOR, COMPANY may terminate this Agreement in accordance with Section 14.2 below, without any cost to COMPANY, and INSTITUTION shall take all necessary steps to accommodate COMPANY’s decision.

1.5	INSTITUTION and PRINCIPAL INVESTIGATOR represent and certify to COMPANY that each maintains, and shall maintain throughout the Term of this Agreement, all necessary authorization to enter into this Agreement, shall obtain all necessary institutional approvals prior to the start of the Study, and that the terms and conditions of this Agreement do not conflict with the institutional policies or any agreement to which INSTITUTION or PRINCIPAL INVESTIGATOR is a party.

1.6	PRINCIPAL INVESTIGATOR shall provide COMPANY with Study updates (e.g., enrollment, timelines) on no less than a quarterly basis in a form reasonably acceptable to, and containing such information reasonably requested by, COMPANY.

1.7	INSTITUTION agrees that each site involved in this Study shall, prior to beginning the Study, enter into an agreement with INSTITUTION regarding its participation in the Study. Each such agreement shall be directly entered into by the applicable site and INSTITUTION, shall be consistent with the terms of this Agreement, and shall include, without limitation and to the extent applicable, terms at least as protective of COMPANY’s rights as those set forth in this Agreement. All Study sites shall be subject to COMPANY’s approval in writing; provided that COMPANY shall have no obligation to inspect such sites prior to approval.

1.8	No party shall perform any actions that are prohibited by local and other anti-corruption laws, including but not limited to the U.S. Foreign Corrupt Practices Act and substantive provisions of applicable anti-bribery legislation (collectively, “Anti-Corruption Laws”) that may be applicable. Without limiting the foregoing, no party shall make any payments, or offer or transfer anything of value, to any government official or government employee, to any political party official or candidate for political office or to any other third party related to the transaction in a manner that would violate Anti-Corruption Laws.

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1.9	PRINCIPAL INVESTIGATOR shall conduct the Study in a manner conforming a reasonable and prudent clinical investigator or physician. The Study will be conducted in an efficient, diligent, professional and timely manner, and in accordance with all applicable standards, regulations and guidelines for good clinical practice (“GCP”) and ethical conduct in connection with clinical studies and/or medical devices, including the World Medical Association Declaration of Helsinki entitled “Ethical Principles for Medical Research Involving Human Subjects”, and the provisions of the current ICH Harmonized Tripartite Guideline for Good Clinical Practice (ICH-GCP) and ISO 14155.

2.	Ethics Committee (“EC”) - Informed Consent - Authorizations

2.1	In accordance with the laws and regulations applicable at the Study site(s), INSTITUTION and PRINCIPAL INVESTIGATOR shall be responsible for obtaining approval of the Protocol and its amendments (subject to Section 1.1 above), forms evidencing informed consent of all Subjects (or their legally authorized representatives) participating in the Study (each, an “Informed Consent Form”), Study recruitment procedures (e.g. advertisements, financial compensation) and any other relevant documents in connection with the Study, from the appropriate EC prior to commencement of the Study. For the sake of clarity, it is agreed and understood that the commencement of the Study is subject to the receipt of approval from the appropriate EC at each Study site. Each of the INSTITUTION and the PRINCIPAL INVESTIGATOR shall use its best efforts to obtain such approval as soon as possible. In the event the EC requires changes in, or the INSTITUTION and/or PRINCIPAL INVESTIGATOR intend to change, the Informed Consent Form, such changes shall be submitted to COMPANY prior to implementation. INSTITUTION and PRINCIPAL INVESTIGATOR shall be responsible for fulfilling all other authorization formalities related to the conduct of the Study (such as submitting a clinical trial application as described in Section 1 above) and if required, for obtaining the written authorization from any regulatory body with competent jurisdiction over the conduct of the Study (each, a “Health Authority” and collectively, the “Health Authorities”) prior to commencement of the Study. INSTITUTION, on behalf of itself and the PRINCIPAL INVESTIGATOR, shall provide COMPANY with a copy of these authorizations. The PRINCIPAL INVESTIGATOR shall comply with all the requirements of the relevant EC and shall execute such assurances and other documents as such EC may request, a copy of which shall be provided to COMPANY. While COMPANY will make itself available to the extent necessary, and provide feedback to the extent requested, to facilitate any such filings with Health Authorities, all submission obligations shall remain on INSTITUTION and PRINCIPAL INVESTIGATOR, and INSTITUTION shall ensure notice of any such submissions is provided to COMPANY at least thirty (30) days prior to submission.

2.2	INSTITUTION and PRINCIPAL INVESTIGATOR shall be responsible for ensuring that the Informed Consent Form is signed by or legally on behalf of each Subject before participation in the Study. This informed consent document shall be the document approved by each of the Study sites’ related ECs and the COMPANY, prior to the Subject’s participation in the Study. INSTITUTION and PRINCIPAL INVESTIGATOR agree to include elements (i.e., risk language) in the Informed Consent Form that COMPANY considers materially relevant in light of its special knowledge of its Medical Affairs group with respect to the “Study Product”. INSTITUTION and PRINCIPAL INVESTIGATOR further agree to maintain such approval until the completion of the Study, and re-obtain EC approval at any additional time intervals required by law or by INSTITUTION’s or EC’s policy. INSTITUTION and PRINCIPAL INVESTIGATOR will notify COMPANY promptly of any withdrawal or suspension of EC approval during the Term of this Agreement.

2.3	If requested by the COMPANY, INSTITUTION and PRINCIPAL INVESTIGATOR shall provide COMPANY with a copy of the letter of approval from each EC, the approved Informed Consent Form, any approved modified version thereof, and any relevant communications with each EC, which includes but is not limited to information which may affect the conduct of the Study.

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3.	Adverse Event Reporting and Product Quality Complaints

3.1	As the sponsor of the Study, the INSTITUTION and PRINCIPAL INVESTIGATOR shall be solely responsible for complying, within the required timelines, with any safety reporting obligation towards the competent Health Authorities, the ECs and the participating (co- or sub-) investigators, as defined in the applicable laws and regulations.

3.2	PRINCIPAL INVESTIGATOR and INSTITUTION will promptly (within one (1) business day) provide COMPANY or its designee with a copy of all serious adverse event reports, deaths and pregnancies related to the Study and/or the Study Product as more fully set forth in Exhibit B to this Agreement. In addition, PRINCIPAL INVESTIGATOR and INSTITUTION agree to follow up on safety information and promptly forward (within one (1) business day) to COMPANY any written, verbal, or electronic reports of suspected quality defect in the Study Product (or manufacture of the Study Product) or its COMPANY-provided packaging or labeling (including, but not limited to, actual or suspected product tampering, contamination, or mislabeling) (“Product Quality Complaints”) within one (1) business day of PRINCIPAL INVESTIGATOR’s or INSTITUTION’s knowledge of the same. Product Quality Complaints shall be communicated to COMPANY at the following email address: liat@biosight-pharma.com

3.3	INSTITUTION and PRINCIPAL INVESTIGATOR agree to immediately update the Protocol and Informed Consent Form at the request of COMPANY for safety-related reasons. In the event of an adverse event or Product Quality Complaint, INSTITUTION and PRINCIPAL INVESTIGATOR shall provide COMPANY with all assistance and shall promptly take all measures as COMPANY may reasonably require.

4.	Monitoring - Audit/Inspection

4.1	INSTITUTION and PRINCIPAL INVESTIGATOR agree that as sponsor of the Study they are solely responsible for the monitoring of the Study in compliance with good clinical practices (“GCP”) and in accordance with the monitoring oversight plan attached hereto as Exhibit D.

4.2	During the Term of this Agreement, INSTITUTION and PRINCIPAL INVESTIGATOR agree to permit representatives of COMPANY (with at least five (5) days’ notice), and/or any Health Authority, to examine at any reasonable time during normal business hours: (a) the facilities where the Study is being conducted; and (b) any relevant information, to the extent permitted by applicable laws and regulations, reasonably necessary to confirm that the Study Product is being used and administered consistent with the Protocol and in compliance with applicable laws and regulations and in conformance with the terms of this Agreement, to validate case reports against original data, and to make copies of such data, documents and records, and to monitor work performed, to ensure its compliance with the Study Protocol, applicable laws, regulations, guidelines and the terms of this Agreement. INSTITUTION and PRINCIPAL INVESTIGATOR shall immediately notify COMPANY if a competent Health Authority schedules or, without scheduling, begins an inspection of the site during the Term of this Agreement and for a period of five (5) years thereafter, and shall promptly provide COMPANY with a copy of correspondences, notices and any other documents and observations provided by or to such Health Authority relating to the Study and/or resulting from any such inspection.

4.3	INSTITUTION and PRINCIPAL INVESTIGATOR agree to take any reasonable actions requested by COMPANY to cure deficiencies noted during an audit or inspection performed by the COMPANY or a Health Authority.

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5.	Study Product

5.1	As part of the support provided by the COMPANY, COMPANY will provide to designated depos in Europe BST-236 (the “Study Product”) in quantities to support the Protocol free of charge for eligible Subjects who are enrolled in the Study until such time as they complete the Study in accordance with the Protocol or the Study is otherwise terminated. This amount excludes any Study Product replaced due to either expiry dating, recall or damage, unless such expiration, recall or damage is attributable to any action or inaction taken by the INSTITUTION, PRINCIPAL INVESTIGATOR, or Study personnel. Not otherwise limiting the foregoing, INSTITUTION shall use reasonable efforts to provide COMPANY with a quarterly demand forecast for bulk planning purposes. INSTITUTION and PRINCIPAL INVESTIGATOR shall not order or collect from the designated depos in Europe quantity of the Study Product that exceeds the quantity actually required for the enrolled eligible Subjects under the Protocol.

5.2	COMPANY will also provide, to the extent applicable, reasonable support to INSTITUTION and PRINCIPAL INVESTIGATOR to enable them to comply with their sponsor’s duties related to the manufacturing, supplying and quality of the Study Product (including those described in the International Conference on Harmonization Guidelines for Good Manufacturing Practices (“ICH GMPs”)) and related information to be submitted to the competent Health Authorities. If COMPANY initiates a recall, INSTITUTION and PRINCIPAL INVESTIGATOR shall comply with this recall.

5.2.1.	COMPANY and INSTITUTION shall promptly provide each other with any data or information in their possession (e.g., defective packaging material) that could result in a recall of the Study Product.

5.2.2.	In the event of a potential or actual recall of Study Product already delivered to INSTITUTION or its designee, COMPANY and INSTITUTION shall consult and cooperate on any recall decision with the aim of reaching an agreement. COMPANY shall be responsible for the final recall decision for such Study Product and the INSTITUTION shall be responsible for any resulting communication with third parties.

5.3	COMPANY declares and warrants that the Study Product will be manufactured and controlled in compliance with the ICH GMPs. Notwithstanding anything herein to the contrary, COMPANY shall be entitled to subcontract the packaging, labeling, testing, release and delivery of Study Product, whether in whole or in part, to the third-party contractors which have been approved for use by the COMPANY. COMPANY will provide INSTITUTION and PRINCIPAL INVESTIGATOR written notification of required actions due to stability or other testing results for each lot provided. Upon Company’s request, the parties shall enter into a separate Quality Agreement with respect to use of the Study Product by INSTITUTION and PRINCIPAL INVESTIGATOR in the Study.

5.4	All Study Product supplied to INSTITUTION will remain the exclusive property of COMPANY until administered to Subjects in accordance with Protocol requirements.

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5.5	INSTITUTION and PRINCIPAL INVESTIGATOR shall be responsible for complete Study Product accountability and monitoring in accordance with good clinical practices, ICH GCPs (as applicable), the terms of this Agreement, the Protocol, and applicable law, and agree that Study Product provided by COMPANY under the terms of this Agreement shall be used only for this Study and enrolled Subjects. INSTITUTION shall ensure that Study Product is study-specific labeled and appropriately released prior to being given to any Subject. INSTITUTION shall ensure, and shall maintain appropriate records reflecting, that Study Product will be stored (in a secure and locked location to prevent theft or misuse), handled, accurately inventoried, administered to Subjects, distributed to participating sites, and destroyed or returned to depot in accordance with GCP, the terms of this Agreement, the Protocol, any instruction provided by COMPANY in writing, and all applicable law, administered only to Study Subjects, and that no expired Study Product will be given to any Subject in this Study. At the conclusion or termination of this Study, INSTITUTION shall ensure that all unused Study Product across all sites is promptly returned to COMPANY or its designee, or otherwise promptly disposed of, in accordance with COMPANY’s instructions and following COMPANY’s written approval. INSTITUTION will provide COMPANY with documentation of Study Product’s destruction. After completion or termination of the Study, whichever is earlier, INSTITUTION shall account for all quantities used of the Study Product.

5.6	If any quantity of Study Product is, in the reasonable judgment of INSTITUTION, defective due to improper storage, shipping, or handling after being correctly dispatched or expires due to recruitment delays not otherwise contemplated by the recruitment schedule of the Protocol (collectively, “Defective Product”), INSTITUTION and PRINCIPAL INVESTIGATOR will not use the Defective Product in the Study, and will arrange at no additional cost to COMPANY, at Company’s option, to either (i) return the Defective Product to Company, or (ii) for the prompt destruction of all Defective Product. INSTITUTION will provide COMPANY with documentation of such Defective Product’s destruction.

5.7	If the INSTITUTION or PRINCIPAL INVESTIGATOR becomes aware during the conduct of the Study of any of the following information or circumstances relating to the Study Product, PRINCIPAL INVESTIGATOR will promptly notify COMPANY: (a) imposition by an applicable competent regulatory authority in any area of the world in which the Study Product is marketed of any prohibition or restriction of the Study Product’s use; or (b) any new information that might influence the evaluation of the risks and benefits of the Study Product (e.g., either positive or negative results from clinical trials or other studies in relation to all indications and populations, whether or not use of the Study Product in that indication or population is approved under the relevant marketing authorization). PRINCIPAL INVESTIGATOR is to provide such notification to COMPANY promptly upon becoming aware of such information or circumstances, even if complete information is not yet available.

5.8	INSTITUTION and PRINCIPAL INVESTIGATOR will not submit bills to third party payment programs for the distribution or use of the free Study Product supplied by COMPANY in good faith solely for the use of Subjects enrolled in the Study, nor will INSTITUTION and/or PRINCIPAL INVESTIGATOR bill third party programs for the services rendered to administer Study Product to Study Subjects.

6.	Funding

6.1	The total funding budget which COMPANY has agreed to provide to INSTITUTION and PRINCIPAL INVESTIGATOR to support the Study with the number of patients specified in the Protocol is as set forth in the Funding Budget attached hereto as Exhibit C and incorporated herein by reference. Parties acknowledges that the Company shall pay the fees specified in Exhibit C only in connection with Study Subjects who were actually enrolled to the Study and were treated with the Study Product at least one day in accordance with the provisions of the Protocol. Any and all sums due to other sites involved in the Study shall be paid by INSTITUTION from the total budget specified in Exhibit C, as may be amended in writing executed by both parties.

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The payments will be transferred to the following account of the INSTITUTION:

Bank name: ***

Full address: ***

Number: ***

Beneficiary : ***

SWIFT /BIC code : ***

IBAN code : ***

6.2	The INSTITUTION and PRINCIPAL INVESTIGATOR assure and guarantee that the payments will be used only for the conduct of the Study in accordance with Exhibit C. The correct payment of taxes is to be ensured by the INSTITUTION and PRINCIPAL INVESTIGATOR. Payments are made as net payments. If any VAT is due on any Study Product, COMPANY will also pay VAT after receipt of a detailed invoice.

6.3	An invoice shall be provided to COMPANY for each installment due. Payments will be made within forty five (45) days as of the end of the calendar month in which a valid invoice was provided to the COMPANY by INSTITUTION. INSTITUTION shall provide COMPANY with a receipt for each installment.

6.4	If COMPANY is required by applicable law to make any tax deduction, tax withholding or similar payment from any amount paid or payable by COMPANY under this Agreement, then COMPANY shall deduct such amount from the payment due to INSTITUTION as prescribed by applicable law, unless INSTITUTION provides COMPANY with evidence of an exemption from the payment thereof.

6.5	The consideration set forth in Exhibit C hereto constitutes the sole and exclusive consideration payable by COMPANY for the conduct of the Study. The parties acknowledge and agree that the funding and support (including Study Product) provided by COMPANY to INSTITUTION and PRINCIPAL INVESTIGATOR pursuant to this Agreement represents a fair market value, has been negotiated in an arms-length transaction, and has not been determined in a manner that takes into account the volume or value of any referrals or other business otherwise generated between the parties and shall not obligate INSTITUTION and/or PRINCIPAL INVESTIGATOR to purchase, use, recommend or arrange for the use of any product of the COMPANY.

7.	Records; Reporting of Study Progress

7.1	Each of INSTITUTION and PRINCIPAL INVESTIGATOR shall: (i) prepare and maintain complete and accurate written records, accounts, notes, reports and data of the Study and the use and handling of the Study Product, including source data and case report forms in accordance with the Study Protocol and applicable laws, regulations and guidelines; and (ii) retain all such records, reports and data after completion of the Study for such periods as determined by any applicable law or regulation, but no less than fifteen (15) years, at no additional cost to COMPANY.

7.2	During the term of this Agreement, PRINCIPAL INVESTIGATOR shall meet with the representatives of COMPANY, during customary working hours and to a reasonable extent, in order to report to COMPANY, on an ongoing and consecutive basis, and in order to update COMPANY in all matters related to the performance of the Study.

7.3	INSTITUTION and PRINCIPAL INVESTIGATOR shall report to COMPANY in writing the results and status of its research under this Agreement on a quarterly basis in a form and with such detail reasonably required by COMPANY, and shall issue a final Study report, in a form acceptable to COMPANY, which shall, at a minimum, include a full summary of safety and efficacy information from the Study, within ninety (90) days following: (a) completion of the Study; or (b) termination of this Agreement. Reports issued hereunder shall be sent to: liat@biosight-pharma.com

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8.	Compliance with Applicable Laws

8.1	INSTITUTION and PRINCIPAL INVESTIGATOR, being the sponsor, will conduct the Study and maintain records and data during and after the Term of this Agreement in compliance with all applicable legal and regulatory requirements,( including but not limited to the U.S. federal Food, Drug and Cosmetic Act, as amended by the U.S. Food and Drug Administration Amendments Act of 2007, 21 U.S.C. §301 et seq. and regulations thereunder, all applicable U.S. IND regulations, the U.S. Patient Protection and Affordable Care Act of 2010, the U.S. Controlled Substances Act, as amended, and the regulations promulgated thereunder), as well as generally accepted conventions such as the World Medical Association Declaration of Helsinki entitled “Ethical Principles for Medical Research Involving Human Subjects”, and the standards for conduct of clinical research set forth in the International Conference on Harmonization Guidelines for Good Clinical Practices (“ICH GCPs”) and ICH GMPs, to the extent applicable.

8.1.1.	PRINCIPAL INVESTIGATOR may delegate duties and responsibilities to co- and sub-investigators or research staff only to the extent permitted by the regulations, and INSTITUTION shall ensure that all co- and sub-investigators to whom the PRINCIPAL INVESTIGATOR has the authority to delegate duties and responsibilities in relation to the Study and Study personnel comply will all applicable law and are bound to all applicable obligations on terms at least as restrictive as contained in this Agreement. INSTITUTION and PRINCIPAL INVESTIGATOR shall be responsible for ensuring that all co- and sub-investigators and Study personnel comply with the terms and conditions of this Agreement, and any failure by any co- or sub-investigator or Study personnel to so comply shall constitute a breach of this Agreement by INSTITUTION and PRINCIPAL INVESTIGATOR.

8.1.2.	INSTITUTION and PRINCIPAL INVESTIGATOR shall maintain, and shall ensure that all Study personnel maintain, and carry out activities hereunder in compliance with, all applicable licenses, approvals, and certifications necessary for safely and properly conducting the Study under the Protocol throughout the Term of this Agreement.

8.2	Each party will comply with all applicable Data Protection Legislation in relation to the performance of its obligations under this Agreement and its conduct of the Study, including applicable laws and regulations governing the transfer of data outside of the national jurisdictions in which such Data Protection Legislation is enforced. Each party promptly will notify the other parties upon receiving knowledge of any violation of such Data Protection Legislation, including any breach of Personal Data.

The parties agree that each may be a data controller under the meaning of the EU General Data Protection Regulation (2016/679) (together with any relevant implementing legislation) (“GDPR”). INSTITUTION shall ensure that all Personal Data will be processed solely for the purpose of carrying out the Study, as well as to comply with any obligations of law or regulation, and/ or arising from the requirements of the competent Health Authority. INSTITUTION shall ensure that all Personal Data will be processed in such manner as to protect the integrity and confidentiality of the data and the rights of the interested parties, in compliance with adequate security and data protection measures. The parties agree to cooperate in good faith to ensure, and INSTITUTION and PRINCIPAL INVESTIGATOR will, and shall cause all sites and Study personnel to, ensure that Study Subjects may exercise their rights under applicable Data Protection Legislation, including, but not limited to, rights of access, rectification and/or deletion. INSTITUTION will make all Subject disclosures required by GDPR, and will ensure that all Study Subjects are informed that if they wish to exercise such rights, they must reach out directly to Study staff at the relevant site, given that INSTITUTION and COMPANY will receive coded information and generally will not have access to information that directly identifies Study Subjects. INSTITUTION also will ensure that Study Subjects are provided with contact information for Study staff and relevant data protection authorities.

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8.2.1.	For the purposes of this Agreement:

8.2.1.1.	“Data Protection Legislation” means any applicable national, regional or international laws, regulations, directives or guidance documents pertaining to the data protection, privacy, confidentiality or security of Personal Data, including, without limitation, the EU Data Protection Directive (96/46/EC) (together with relevant national implementing legislation) and, beginning May 25, 2018, GDPR; and Deliberation no. 2016-262 of 21 July 2016.

8.2.1.2.	“Personal Data” has the meaning given by applicable laws and regulations and includes, without limitation, any information (regardless of the medium and whether alone or in combination with other available information) that identifies or relates to an identified or identifiable natural person. Key-coded data is considered Personal Data even if the holder of that data does not have access to the key that links the data to the identity of an individual.

8.3	In the event that any part of this Agreement is determined to violate applicable laws and regulations the parties agree to negotiate in good faith revisions to the provision or provisions that are in violation. In the event the parties are unable to agree to new or modified terms as required to bring the entire Agreement into compliance, any party may terminate (and with respect to PRINCIPAL INVESTIGATOR, submit notice of ceasing participation in the Study such that a replacement may be found in accordance with Section 1) this Agreement on sixty (60) calendar days prior written notice to the other party.

9.	Ownership - Use of Data - Confidentiality - Registry - Publication

All case report forms, results and other data (including without limitation, written, printed, graphic, video and audio material, and information contained in any computer database or computer readable form) created or developed during the course of the Study (the “Data”) shall be the property of INSTITUTION and PRINCIPAL INVESTIGATOR, which may utilize the Data for its own research and educational purposes, subject to and in accordance with applicable privacy laws and the terms of this Agreement, including without limitation the confidentiality provisions in this Section 9, and provided that INSTITUTION and PRINCIPAL INVESTIGATOR shall not use or permit any third party to use the Data for the commercial benefit of any third party. INSTITUTION and PRINCIPAL INVESTIGATOR hereby grant to COMPANY an unrestricted, perpetual, irrevocable, royalty-free, fully paid-up, worldwide license to the Data (including but not limited to an electronic copy of the Study database) to use it for any purpose it deems fit in compliance with applicable laws including without limitation, for the purpose of Additional Studies (including without limitation, publications and/or regulatory filings related to the Additional Studies). Provided however that Data that directly relates to, or is attributable to, required or useful for the development, production, commercialization or use of the Study Product or COMPANY Confidential Information shall be deemed “Company Proprietary Rights”. Company Proprietary Rights shall be the sole property of COMPANY, which may utilize the Company Proprietary Rights for any purpose it deems fit in compliance with applicable laws. Any and all Company Proprietary Rights shall be promptly disclosed to COMPANY but otherwise maintained in strict confidence. Each of INSTITUTION and PRINCIPAL INVESTIGATOR hereby assigns to COMPANY all Company Proprietary Rights and upon COMPANY’s request, INSTITUTION and PRINCIPAL INVESTIGATOR shall execute any document or instrument (including, deeds of assignment) and shall take all further acts reasonably required to transfer and/or assign all right, title and interest in and to the Company Proprietary Rights to COMPANY and/or to perfect COMPANY’s title therein, at COMPANY’s expense. COMPANY hereby grants to INSTITUTION a perpetual, irrevocable, royalty-free, fully paid-up, worldwide license to use the Data solely for its own noncommercial research and educational purposes, subject to and in accordance with applicable privacy laws and the terms of this Agreement, including without limitation the confidentiality provisions in this Section 9, and provided that INSTITUTION and PRINCIPAL INVESTIGATOR shall not use or permit any third party to use the Data for the commercial benefit of any third party.

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9.1	All information concerning Study Product, or COMPANY’s operations, such as COMPANY’s patent applications, COMPANY Inventions, formulas, manufacturing processes, basic scientific data, prior clinical data and formulation information supplied by COMPANY to INSTITUTION or PRINCIPAL INVESTIGATOR or otherwise obtained or produced by INSTITUTION and/or its employees, service providers or assistants and/or the PRINCIPAL INVESTIGATOR, in connection with the Study and/or the Study Product and not previously published (the “COMPANY Confidential Information”) are considered confidential and shall remain the sole property of COMPANY. Both during and after the Term of this Agreement, INSTITUTION and PRINCIPAL INVESTIGATOR shall maintain in confidence and use only in the conduct of the Study and evaluation of its results (i) information which is identified in the preceding sentence as confidential or which a reasonable person would conclude is the confidential and proprietary property of COMPANY and which is disclosed by or on behalf of COMPANY to INSTITUTION or PRINCIPAL INVESTIGATOR, and (ii) Data which is generated as a result of this Study. The preceding obligations shall not apply to Data or information (a) which has been published through no fault of INSTITUTION or PRINCIPAL INVESTIGATOR, (b) which COMPANY agrees in writing, may be used or disclosed, (c) which is published in accordance with Section 9.3, or (d) that is developed independently at INSTITUTION by persons who had no direct or indirect access to the COMPANY Confidential Information, as shown by contemporaneous written records. All COMPANY Confidential Information shall be returned to COMPANY at the earlier of the conclusion of this Study or termination of this Agreement or upon COMPANY request.

9.2	Prior to initiating enrollment, INSTITUTION and PRINCIPAL INVESTIGATOR, being the sponsor, shall, subject to the approval of the COMPANY in accordance with Section 9.2 below, register the Study in the public registry accessible for free (e.g., www.clinicaltrials.gov) in a manner that comports to prevailing editorial standards and statements (e.g., International Committee of Medical Journal Editors). Upon completion of the Study, INSTITUTION and PRINCIPAL INVESTIGATOR, being the sponsor, will seek to publish in the peer-reviewed literature the results of the Study and any background information provided by COMPANY that is necessary to include in any publication of Study results or necessary for other scholars to verify such research results, subject to the provisions of Section 9.3 below. Once published, INSTITUTION and PRINCIPAL INVESTIGATOR, being the sponsor, shall cite the publication on a clinical study results web site (e.g., www.clinicalstudyresults.org). If the results are not accepted for publication within 18 months of completion of all Study activities contemplated by the Protocol across all sites, INSTITUTION and PRINCIPAL INVESTIGATOR will post the results on a clinical study results web site (e.g., www.clinicalstudyresults.org) in the form of a clinical study report synopsis using the ICH E-3 format, subject to the provisions of Section 9.3 below. INSTITUTION and PRINCIPAL INVESTIGATOR shall provide proof of the registration and/or posting on a publicly available website. INSTITUTION and PRINCIPAL INVESTIGATOR acknowledge that COMPANY may be registered in public registries as the sponsor of Additional Studies and/or of the Study in other territories in which the COMPANY is the study sponsor.

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9.3	Subject to the terms of this Section 9.3, INSTITUTION and PRINCIPAL INVESTIGATOR shall be free to publish or publicly present the results of the Study and any background information provided by COMPANY that is necessary to include in any publication of Study results or necessary for other scholars to verify such research results. The release or publication by INSTITUTION or PRINCIPAL INVESTIGATOR of any publication shall be subject to the prior written consent of COMPANY. Consent granted by COMPANY in respect of any particular publication shall not be deemed to be consent to any other publication. Each publication will adequately acknowledge and appropriately reflect the contribution of the investigators, researchers and/or employees of each of COMPANY and INSTITUTION or and the source of the information included therein, in accordance with customary scientific practice. Prior to submission for publication or presentation, INSTITUTION and PRINCIPAL INVESTIGATOR will provide COMPANY with at least sixty (60) days for review of a manuscript. PRINCIPAL INVESTIGATOR, and INSTITUTION will provide at least thirty (30) days for COMPANY to review abstracts, poster presentations or other materials. COMPANY shall have the right to: (i) make recommendations or comment on any proposed publication, which comments shall be discussed by INSTITUTION or PRINCIPAL INVESTIGATOR (as the case may be) and COMPANY, in good faith and in a timely manner, and incorporated into the said publication accordingly, and (ii) to object to the proposed publication because it contains Confidential Information or other information of COMPANY for which patent protection should be sought (prior to publication)or should be held confidential. Without derogating from the COMPANY’s right to withhold its consent to a publication, upon the COMPANY’s written request(i) INSTITUTION and PRINCIPAL INVESTIGATOR will withhold such publication for up to an additional sixty (60) days to allow for filing of a patent application and (ii) if COMPANY notifies INSTITUTION or PRINCIPAL INVESTIGATOR that the proposed publication contains any COMPANY Confidential Information or patentable information and so requests, INSTITUTION or INVESTIGATOR, as applicable, shall delete such information from the publication. INSTITUTION and PRINCIPAL INVESTIGATOR warrant the compliance of all Study investigators and other personnel involved with the Study with the provisions of this paragraph. If a particular Study is part of a multicenter study, INSTITUTION and PRINCIPAL INVESTIGATOR for such Study agree that the first publication of the results of such Study shall be made in conjunction with the presentation of a joint, multicenter publication of the Study results with the investigators and the institutions from all appropriate sites contributing data, analyses and comments. However, if such a multicenter publication is not submitted within twelve (12) months after conclusion, abandonment or termination of the Study at all sites, the INSTITUTION and/or such PRINCIPAL INVESTIGATOR or investigators may seek to publish the results from each site individually in accordance with this paragraph. INSTITUTION and PRINCIPAL INVESTIGATOR acknowledge that the COMPANY (alone or in collaboration with third parties) may conduct additional studies involving the Study Product under protocols similar to the Protocol within or outside the European Union (including without limitation, in the United States of America) (“Additional Studies”). Subject to the provisions of this Section 9, INSTITUTION and PRINCIPAL INVESTIGATOR shall share with the COMPANY the entire Study database to the extent required, at the discretion of the Company, for the conduct or registration of or publications related to, the Additional Studies.

10.	Materials; Inventions; Patents

10.1	All tangible materials furnished by or on behalf of COMPANY or obtained during the conduct of the Study (collectively, together with all associated intellectual property rights, the “Materials”) will remain the exclusive property of COMPANY. INSTITUTION and PRINCIPAL INVESTIGATOR may use Materials only as necessary to conduct the Study. INSTITUTION and PRINCIPAL INVESTIGATOR will not analyze or otherwise attempt to reverse engineer any Materials except as necessary to conduct the Study and will not transfer or make the Materials available to third parties, without the prior written consent of COMPANY.

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10.2	“Invention” means all inventions, discoveries, know-how, and improvements, whether or not protectable under patent, copyright or other intellectual property law, resulting from the design or performance of the Study, or the use of the Study Product or the COMPANY Confidential Information. Inventions that directly relate to, or are attributable to, required or useful for the development, production, commercialization or use of the Study Product, or result from any research not authorized hereunder (a “COMPANY Invention”) shall be the sole and exclusive property of COMPANY. INSTITUTION and/or PRINCIPAL INVESTIGATOR, as applicable, hereby assigns and agrees to assign all of its respective rights, title and interest in and to COMPANY Inventions to COMPANY, including all patents, copyrights and other intellectual property and proprietary rights therein.

10.3	All rights to any Invention other than a Company Invention that result of the work conducted under this Agreement in accordance with the Protocol shall be based on inventorship under European patent laws and shall be assigned to the owner of the resulting patent or patent application based on existing or executed employee or other agreements between the inventors and the INSTITUTION and/or the PRINCIPAL INVESTIGATOR. In consideration of COMPANY’s support and funding for the Study, INSTITUTION and PRINCIPAL INVESTIGATOR will grant to COMPANY a non-exclusive, perpetual, worldwide, royalty-free license with the right to sublicense, to use each such Invention and intellectual property rights therein for any lawful purpose. INSTITUTION and PRINCIPAL INVESTIGATOR shall promptly disclose to COMPANY any such Invention or discovery arising under this Agreement.

11.	Debarment

INSTITUTION and PRINCIPAL INVESTIGATOR shall not employ, contract with or retain any person directly or indirectly to perform services under this Agreement if such a person: (a) is or has ever been suspended, disqualified, excluded, or debarred by a competent Health Authority (including, if applicable, the U.S. FDA); (b) convicted of any felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (“OIG”) website, including 42 U.S.C. 1320a-7(a) http://oig.hhs.gov/fraud.asp; or (c) has been sentenced for malpractice related to the conduct of clinical trials. Upon written request from COMPANY, INSTITUTION and PRINCIPAL INVESTIGATOR shall, within ten (10) days, provide written confirmation that it has complied with the foregoing obligation. This shall be an ongoing representation and warranty during the Term of this Agreement and INSTITUTION and PRINCIPAL INVESTIGATOR shall immediately notify COMPANY of any change in the status of the representation and warranty set forth in this Section.

12.	Insurance

INSTITUTION and PRINCIPAL INVESTIGATOR shall secure and maintain at their own expense in full force and effect through the performance of the Study (and following termination of the Study to cover any claims arising from the Study) general liability insurance, worker’s compensation, employer liability insurance and professional liability insurance that contains no exclusion for products that do not have regulatory approval or clearance, no exclusion for clinical studies, and no exclusion for bodily injury caused by or relating to clinical studies in amounts appropriate to the conduct of the Study and in conformance with applicable legal and regulatory requirements as well as comprehensive and professional liability insurance of reasonable policy limits. For multi-country studies or studies with several participating sites, INSTITUTION and PRINCIPAL INVESTIGATOR shall ensure coverage for all these participating sites.

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13.	Indemnification

13.1	INSTITUTION and PRINCIPAL INVESTIGATOR, being the sponsor, agree that neither COMPANY, nor any of its affiliates or subsidiaries, their respective officers, directors, employees, contractors or agents will bear any responsibility or liability for claims, losses, injuries, or other damages, including any consequential, incidental, special, or indirect damages (including loss of profits or business opportunity), to the extent that any of the above arises from: (i) any breach of this Agreement by INSTITUTION or PRINCIPAL INVESTIGATOR or by any of the clinical staff involved in the Study, including any failure to comply with the terms of the Study Protocol or any deviation of the study protocol or the Company’s written instructions with respect to the performance of the Study and/or use or administration of the Study Product; (ii) the failure by INSTITUTION, PRINCIPAL INVESTIGATOR and/or any of the clinical staff involved in the Study and/or any agents or contractors of Institution involved in the performance of the Study to comply with any applicable law, regulations, guidelines or other governmental requirements; (iii) the negligent, reckless or wrongful act, error or omission, willful misconduct or bad faith of INSTITUTION, PRINCIPAL INVESTIGATOR and/or any clinical staff and/or any agents or contractors of Institution involved in the performance of the Study; or (iv) any bodily injury to a third party (including a Study Subject) caused by act or omission of the INSTITUTION, PRINCIPAL INVESTIGATOR or the clinical stuff involved in the Study, and INSTITUTION and PRINCIPAL INVESTIGATOR will indemnify, defend, and hold COMPANY harmless and its respective subsidiaries and affiliates, and their respective officers, directors , employees, contractors and agents harmless from such liability. INSTITUTION and PRINCIPAL INVESTIGATOR shall not settle or compromise any claim for which COMPANY is indemnified without the prior written consent of COMPANY. COMPANY shall have no obligation of indemnification hereunder for any loss or damages arising out of the negligence or willful misconduct or failure to act of PRINCIPAL INVESTIGATOR, INSTITUTION, their officers, agents, and/or employees in connection with the conduct of the Study.

13.2	The parties agree that each party shall be liable for its own negligence, willful misconduct, acts, or omissions arising out of this Agreement; provided, however, that COMPANY will not be responsible for any treatment, adverse outcomes, or other costs associated with the Subjects whether related, directly or indirectly, to the Study Product or administration of the Study Product, and will not reimburse INSTITUTION, PRINCIPAL INVESTIGATOR, or any Subjects for any cost of medical care for injury or illness directly resulting from the administration of the Study. INSTITUTION and PRINCIPAL INVESTIGATOR will inform the Subjects of the foregoing limits of COMPANY’S responsibility.

13.3	INSTITUTION and PRINCIPAL INVESTIGATOR understand and agree that COMPANY makes no warranty, either express or implied, regarding the use of the Study Product in the Study. Without limiting the foregoing, COMPANY expressly disclaims any implied warranties of merchantability or fitness for a particular purpose.

14.	Term and Termination

14.1	The term of this Agreement shall begin on the Effective Date stated above and end upon COMPANY’s receipt of a final Study report and written notification that the Study Data have been accepted for publication in a peer-reviewed journal or until completion of all obligations herein, or until earlier termination as herein provided (“Term”). The INSTITUTION and the PRINCIPAL INVESTIGATOR will adhere to the following timelines:

(i)	commencement of the Study/enrollment: 01/10/2020, but no later than six months after the Effective Date;

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(ii)	last Subject enrolled in the Study: 01/10/2022;

(iii)	completion of final Study report for the treatment phase of the Study: no later than forty five (45) days after the last Subject completes his or her course of treatment;

(iv)	completion of final Study report for the follow-up phase of the Study: 31/03/2024, but no later than six months after the last Subject’s participation in the Study ends.

14.2	This Agreement may be terminated by COMPANY at any time in the exercise of its sole discretion upon fifteen (15) days prior written notice to INSTITUTION and PRINCIPAL INVESTIGATOR who immediately shall notify other Study sites of such termination. Reasons for termination of this Agreement may include but are not limited to:

(i)	breach of contract, including failure to perform the Study in accordance with the terms of the Protocol, this Agreement, or applicable laws or regulations or if the PRINCIPAL INVESTIGATOR becomes debarred;

(ii)	receipt of safety information that makes it prudent to do so; or

(iii)	receipt of data suggesting lack of sufficient efficacy; or

(iv)	noncompliance with applicable laws and regulations; or

(v)	PRINCIPAL INVESTIGATOR becomes unaffiliated with INSTITUTION prior to the completion of the Study.

Notwithstanding the above, COMPANY may immediately terminate this Agreement and require that the Study be stopped if within its sole judgment, such immediate termination is necessary based upon considerations of Subject safety. This Agreement shall also automatically terminate if the authorization and approval to conduct the Study is rejected or withdrawn by the competent EC or regulatory authority. Upon receipt of notice of Study termination, INSTITUTION and PRINCIPAL INVESTIGATOR agree to promptly meet and confer to determine an appropriate phase-out for subjects participating in the Study, and INSTITUTION and PRINCIPAL INVESTIGATOR shall promptly terminate conduct of the Study to the extent medically permissible for any Subject. In the event of termination hereunder, other than as a result of a material breach by INSTITUTION or PRINCIPAL INVESTIGATOR, the total sums payable by COMPANY pursuant to this Agreement shall be equitably prorated for actual work advanced to the date of termination, with any unexpended funds previously paid by COMPANY to INSTITUTION or PRINCIPAL INVESTIGATOR being promptly refunded to COMPANY. Termination of this Agreement by COMPANY pursuant to this Section 14.2 shall be without penalty or liability therefor on the part of COMPANY or the payment of any compensation, except as explicitly aforesaid.

Termination of the Study and/or this Agreement for any reason shall not affect any of the rights and obligations of the Parties which shall have accrued prior to the effective date of the termination. Without derogating from the generality of the above, the provisions of Sections 7.1, 8.2, 9.1, 9.2, 10, 13, this 14.2, 17, 19 and 23 shall survive termination or expiration of this Agreement.

In case the Agreement or Study is terminated by the INSTITUTION or PRINCIPAL INVESTIGATOR, INSTITUTION or PRINCIPAL INVESTIGATOR agree to inform the COMPANY in writing, outlying the reasons for such earlier termination.

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15.	Independent Parties

INSTITUTION and PRINCIPAL INVESTIGATOR are acting in the capacity of independent parties hereunder and not as employees or agents of COMPANY.

16.	Conflict of Interest

INSTITUTION and PRINCIPAL INVESTIGATOR confirm that there is no conflict of interest between the parties, or with any co- or sub-investigator, that would inhibit or affect their respective performance under this Agreement and confirm that such performance under this Agreement does not violate any other agreement with third parties. INSTITUTION and PRINCIPAL INVESTIGATOR will, and will cause all co- and sub-investigators to, promptly inform COMPANY if any conflict of interest arises during the performance of this Agreement. Not otherwise limiting the foregoing, as required by law, regulation, or COMPANY policy, PRINCIPAL INVESTIGATOR and each co- and sub-investigator shall provide financial disclosures of conflicts of interest to COMPANY as COMPANY may request, on forms approved by COMPANY. At the commencement of the Study and during the time the Study is being conducted and for one (1) year thereafter, the PRINCIPAL INVESTIGATOR and each co- and sub-investigator shall update such forms promptly and provide the same to COMPANY as may be requested or whenever any material change occurs in the information disclosed in the previous form.

If INSTITUTION, PRINCIPAL INVESTIGATOR, or any co- or sub-investigator is a member of a committee for any entity that sets formularies or develops clinical guidelines, then, during the term of the Study and for a period of two (2) years thereafter, INSTITUTION shall, and INSTITUTION shall require PRINCIPAL INVESTIGATOR and all co- and sub-investigators to: (a) disclose their involvement with the Study to such committee; and (b) comply with any procedures set forth by such committee with respect thereto.

17.	Publicity - Use of Name

None of the parties shall use the name, trademark, service mark, or logo of any other party for any purposes, nor shall any party disclose the existence or substance of this Agreement except as required by law without prior written consent of the party whose name is proposed to be used. Notwithstanding the foregoing, COMPANY shall be entitled to disclose the existence and the substance of this Agreement as part of a due diligence inquiry or similar procedure or as part of representations under agreements to which the COMPANY is a party, subject to reasonable confidentiality undertakings.

18.	Exhibits

In the event the standards, requirements, or obligations set forth on an Exhibit to this Agreement conflict with the Protocol and/or the terms herein, the terms of the Protocol, and then the terms of this Agreement, respectively, shall control.

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19.	Notice

Any notices given hereunder shall be sent by: (a) mail, return receipt requested; (b) overnight courier service; or (C) personally delivered as follows:

FROM INSTITUTION/PRINCIPAL INVESTIGATOR TO COMPANY:

To

Biosight Ltd.

3 Ha’yarden St.,

Airport City, Israel

FROM COMPANY TO INSTITUTION:

To

GFM

Pr. Pierre FENAUX

Service d’hématologie séniors

Hôpital St Louis / Université Paris 7

1 avenue Claude Vellefaux

75010 PARIS, France

20.	Assignment

Neither INSTITUTION nor PRINCIPAL INVESTIGATOR shall assign their rights or duties under this Agreement to another without prior written consent of the other parties. COMPANY may assign and/or transfer this Agreement and any of its rights, privileges or obligations hereunder, at its discretion, to an affiliate and/or a successor in interest. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the respective parties and their successors and assigns.

21.	Agreement Modifications

This Agreement, including the Exhibits, may not be altered, amended or modified except by written document signed by all parties.

22.	Counterparts

This Agreement may be executed in two or more counterparts, and signatures may be delivered by facsimile and via email in .PDF, each of which shall be deemed to be an original and all of which shall be deemed to constitute the same Agreement.

23.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of England and Wales without regard to the application of principles of conflicts of law. Any dispute controversy or claim arising out of, or relating to this Agreement, its interpretation or performance hereunder shall be settled in the competent courts of London, England.

[Remainder of Page Intentionally Blank]

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Biosight Ltd.

By:	/s/ Dr. Ruth Ben Yakar
Name:	Dr. Ruth Ben Yakar
Title:	CEO
Date:	July 15, 2020

INSTITUTION

By:	GFM
Name:	Prof. Pierre FENAUX
Title:	President of GFM
Date:	July 17, 2020

ACKNOWLEDGED AND AGREED TO:

By:	/s/ Prof. Pierre FENAUX
Name:	Prof. Pierre FENAUX
Title:	Principal Investigator
Date:	July 17, 2020

Include Exhibits:	A. Protocol
B. Adverse Event Reporting
C. Budget
D. Investigator Monitoring Oversight Plan

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